Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into and made effective as of October 6, 2023 (the “Effective Date”), by and between BIORA THERAPEUTICS, INC. (formerly known as Progenity, Inc.), a Delaware corporation (“Seller”) and LynxDx, Inc., a Michigan corporation, or its permitted assigns (“Purchaser”).

Background

Purchaser desires to acquire from Seller, and Seller desires to convey to Purchaser, the Property (as defined below). The parties desire to consummate such transactions in accordance with the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND CONDITIONS SET FORTH HEREIN, THE PARTIES AGREE AS FOLLOWS:

1. Property. Purchaser shall purchase and Seller shall convey the Property in accordance with the terms and conditions set forth herein. The Property shall include the following (hereafter referred to collectively as the “Property”): (a) all those certain tracts or parcels of land commonly known as 5230 State Street, Ann Arbor, Michigan, and more particularly described on the attached Exhibit A (the “Land”); (b) all improvements, structures and fixtures located upon the Land (the “Improvements”); (c) all rights, easements and interests, water, air and mineral rights, streets, public ways or rights-of-way, privileges, tenements, hereditaments, licenses, appurtenances and other rights and benefits belonging or in any way related or appurtenant to the Land, if any and to the extent owned by Seller; and (d) all rights to divisions under the Michigan Land Division Act (if any).

(a) In addition, Seller agrees to provide a general assignment at Closing that assigns and transfers its interest, if any, in: (i) all unexpired transferable guarantees and warranties given, made or issued by any contractors, subcontractors, suppliers, manufacturers and installers relating to the construction of the Improvements on the Property and the materials and equipment installed or located on the Property, if any; and (ii) all transferable occupancy certificates, consents, authorizations, variances, waivers, licenses, permits, and approvals from or issued by any governmental or quasi-governmental agency, department, board, commission, bureau and any guarantees thereof or other entity or instrumentality in respect of the Property and/or relating to the use, development, maintenance or operation of the Property traffic and zoning or hereafter held by or granted to Seller, if any.

(b) Seller also agrees, and Purchaser shall accept and receive, all right, title and interest of Seller in and to all personal property located upon the Land and/or within the Improvements, including, without limitation, those specific items listed on Exhibit B attached hereto (collectively, the “Personal Property”), and Seller shall not be obligated to remove any Personal Property or other fixtures or items from the Property. With respect to Personal Property that necessitates third-party approval for transfer to the Purchaser (specifically, the Qiagen QIAsymphony and Illumina MiSeq equipment, which require the transfer of ownership from the vendor, Qiagen and Illumina, respectively, to the Purchaser), the Seller hereby agrees to actively cooperate with and provide support to the Purchaser in their efforts to solicit such third-party approvals.

2. Purchase Price. The purchase price for the Property shall be Two Million Seven Hundred Fifty Thousand and No/100 Dollars ($2,750,000.00) (the “Purchase Price”). The Purchase Price, less the

Deposit defined below, and adjusted by other charges and credits as set forth herein, shall be delivered at Closing in immediately available funds subject to the terms and conditions of this Agreement.

3. Deposit. Purchaser shall deliver to First American Title Insurance Company (“Title Company”) the sum of Fifty Thousand and No/100 Dollars ($50,000.00) by wire transfer or certified, cashier’s or corporate check (the “Deposit”) within three (3) business days of the execution of this Agreement by both parties. The Deposit shall be credited against the Purchase Price at Closing or otherwise returned to Purchaser or released to Seller in accordance with the terms of this Agreement.

4. Investigation Period. The “Investigation Period” shall commence on the date of this Agreement and shall expire twenty one (21) days from the date hereof at 5:00 p.m. eastern time, unless extended as provided below. During the Investigation Period, Purchaser and/or its agents and representatives, shall have the right to enter the Property and have the Property and Improvements inspected, evaluated, analyzed, tested, appraised and/or assessed for any matter whatsoever, including but not limited to, condition of Improvements including structure, plumbing and mechanical systems and the presence of wood destroying insects; survey and boundaries of the Property including any easements serving the Property; the service agreements related to the Property; market value; soil conditions; location of flood plains; presence of wetlands and necessary mitigation, if any; storm water drainage systems; presence of environmental contamination, including a Phase I environmental assessment; health and safety conditions; access to utilities; access to public roads; signage; zoning; compliance with laws, codes and ordinances, and any other matter desired by Purchaser. Solely in the event that Purchaser’s phase one environmental assessment (“Phase I Environmental Assessment”) and/or Survey (as defined below) is/are not complete as of the end of the Investigation Period, Purchaser shall have the unilateral right to extend the Investigation Period solely for purposes of completion and review of the Phase I Environmental Assessment and/or Survey for an additional twenty one (21) days in order to complete such investigations by giving Seller written notice thereof prior to the expiration of the initial twenty one (21) day Investigation Period.

Notwithstanding the foregoing, to the extent Purchaser desires to undertake a Phase II environmental assessment of the Property that includes invasive sampling, soil borings, groundwater testing, monitoring wells or invasive sampling or testing techniques during the Investigation Period, as it may be extended (collectively, the “Phase II Environmental Assessments”), the parties agree that the Phase II Environmental Assessments shall be undertaken and performed only with Seller’s prior approval (which approval shall not be unreasonably conditioned, withheld or delayed). Seller shall provide written notice of its approval or disapproval of any plan for Phase II Environmental Assessments within two (2) business days of Purchaser’s written request. If Seller fails to respond to such request by Purchaser, Seller shall be deemed to have approved Purchaser’s plans for its Phase II Environmental Assessments and Purchaser may proceed with such investigations in accordance with the terms of this Agreement. If Seller disapproves of Purchaser’s plans for its Phase II Environmental Assessments, Purchaser shall have the right to terminate this Agreement and receive a refund of the Deposit. If, for any reason, this Agreement terminates or if the Property is not transferred to Purchaser for any reason, the results, conclusions, reports and information regarding the environmental condition of the Property shall be held strictly confidential by Purchaser and Purchaser’s consultants and may only be disclosed to any third party after obtaining the prior written consent of Seller, unless such disclosure is required by law. Disclosures to Purchaser’s principals, employees, officers, shareholders, attorneys, accountants, advisors, consultants or investors shall be deemed authorized disclosures. Purchaser shall indemnify and hold Seller harmless from any and all claims, actions, losses, liabilities that arise from the unauthorized disclosure of any such information. The parties agree this obligation and indemnity shall survive termination of the Agreement.

Purchaser agrees to pay all costs and expenses associated with the Purchaser’s inspections conducted pursuant to this Section 4, and Purchaser further agrees to repair and restore any damage to the Property and/or to any portions thereof resulting from or arising out of the Purchaser’s inspections if the transaction contemplated by this Agreement does not close. Purchaser and Seller agree to work together in good faith to determine the timing of Purchaser’s inspections to minimize interference with the operation of Seller’s business at the Property. Seller shall provide Purchaser or its representatives access to the Property during normal business hours with 24 hours’ notice thereof from Purchaser.

In the event that, after conducting its investigations, Purchaser desires not to proceed with the Purchase of the Property for any reason or no reason at all, in its sole discretion, Purchaser shall have the right to terminate this Agreement by delivery of written notice of termination to Seller and the Title Company prior to the expiration of the initial Investigation Period (and excluding an extension of the Investigation Period, which is addressed below) (“Termination Notice”). In the event Purchaser terminates this Agreement pursuant to its rights under this Section, and the Termination Notice is delivered before the expiration of the Investigation Period (excluding an extension of the Investigation Period, which is addressed below), then, (i) the full amount of the Deposit shall be promptly refunded to Purchaser, (ii) at the direction of Seller, Purchaser shall return or destroy the Property Information (as defined below), and (iii) all rights, liabilities and obligations of the parties hereunder shall immediately and forever terminate with the exception of those rights, liabilities and obligations that are expressly intended to survive termination of this Agreement.

In the event that Purchaser extends the Investigation Period due to the need for additional time to complete the Phase I Environmental Assessment and/or the Survey, Purchaser shall forever, waive release and discharge the right to terminate this Agreement based on this Section 4 as to any other matter, including as to the Phase I Environmental Assessment and/or Survey, if either have been delivered prior to expiration of the initial Investigation Period. In the event that Investigation Period is extended in accordance with the provisions of this Section 4, and the Phase I Environmental Assessment or Survey disclose material adverse conditions or defects (the finding of any “recognized environmental condition” in the Phase I Environmental Assessment shall constitute a material adverse condition for purposes of this paragraph), then Purchaser shall have the right to terminate this Agreement by delivery of written notice to Seller prior to expiration of the extended Investigation Period that states the grounds for such termination and includes a copy of the report (ie the Phase I Environmental Assessment or Survey) that discloses the defect being relied upon to terminate this Agreement. In the event such right to terminate is timely and properly exercised, then (i), (ii) and (iii) of the preceding paragraph shall apply.

5. Title and Survey Matters.

A. Purchaser acknowledges that, prior to the Effective Date, it received a commitment (the “Title Commitment”) for the Property from the Title Company to issue to Purchaser, at the Closing, an ALTA owner’s title insurance policy in the amount of the Purchase Price (the “Title Insurance Policy”), and with such endorsements as Purchaser may require, to the extent reasonably available (any such endorsements shall be at Purchaser’s sole cost and expense except to the extent that the same relate to the cure of a title objection), free and clear of any liens and encumbrances except for (i) real estate taxes and/or assessments, not yet due and payable as of the date of Closing, (ii) matters that would be revealed or disclosed by an accurate ALTA/NSPS survey of the Property, (iii) all building and zoning laws and ordinances and municipal codes and regulations, and any state, county or federal regulations affecting the Property, and (iv) matters set forth in the Title Commitment not objected to by Purchaser, as permitted hereunder, or objected to by Purchaser but waived by Purchaser or the Title Company or insured over by the Title Company (collectively, the “Permitted Exceptions”). Notwithstanding anything contained in this Section to the contrary, Seller covenants and agrees that it shall pay and discharge on or before Closing, if necessary from the proceeds of the Purchase Price, and Permitted Exceptions shall not include: (i) mortgages, liens or other encumbrances of a liquidated nature and an ascertainable monetary amount; and (ii) mortgages, liens or other encumbrances created by the act or omission of Seller or any agent or contractor of Seller.

B. Within five (5) business days after the Effective Date, Purchaser may order a survey of the Property in such form as Purchaser may desire (the “Survey”) at Purchaser’s sole cost and expense which Purchaser shall cause to also be certified to the Title Company.

C. If written objection to title and/or Survey matters is made by Purchaser, no later than the earlier of: (i) seven (7) days after Purchaser’s receipt of the Survey, or (ii) the expiration of the Investigation Period, as it may be extended for completion of the Survey, that the title and/or Survey is not acceptable to Purchaser, Seller shall have ten (10) days from the date that it received written notice of each of the particular defects (with reasonable specificity), in order, in Seller’s sole and absolute discretion, to notify (“Title Defect Notice”) Purchaser of its proposed cure for each defect or to provide Purchaser with a revised Title Commitment evidencing that such defects have been remedied (or, with Purchaser’s approval, insured over) to the satisfaction of Purchaser, it being expressly understood that Seller shall have no obligation to remedy any such defect. If Seller is unable or unwilling to obtain such revised Title Commitment or does not elect to cure such defects within such ten (10) day period, Purchaser shall have the option (i) to proceed with the purchase of the Property without any reduction in the Purchase Price, in which event such defects or objections will be deemed Permitted Exceptions or (ii) to terminate this Agreement by delivery of written notice of termination to Seller and the Title Company prior to Closing, whereupon (A) Purchaser shall promptly receive a refund of the Deposit, (B) at the direction of Seller, Purchaser shall return or destroy the Property Information (as defined below), and (C) all rights, liabilities and obligations of the parties hereunder shall immediately and forever terminate with the exception of those rights, liabilities and obligations that are expressly intended to survive termination of this Agreement. Failure of Purchaser to timely deliver such written notice of termination to Seller shall be deemed an election by Purchaser to choose the foregoing option (i).

6. Property Information. Within five (5) days after the Effective Date, Seller agrees to deliver to Purchaser the documents and materials listed on Exhibit C attached hereto (collectively, the “Property Information”). Notwithstanding the foregoing, Purchaser acknowledges and agrees that it is relying exclusively on its own investigations and due diligence of the Property in relation to determining whether it will exercise its right to terminate this Agreement prior to the expiration of the Investigation Period. The parties further acknowledge and agree that Seller makes no representations or warranties regarding the accuracy or completeness of the Property Information, or any other documents or information that Seller provides to Purchaser (except as set forth in Section 11 hereof or in the Deed or other documents delivered by Seller at Closing) and that Purchaser agrees it is not, and shall not, rely on the Property Information and that Purchaser is relying exclusively on its own investigations, due diligence and information.

7. Closing. The sale shall be closed (the “Closing”) at the offices of the Title Company, or in escrow by mail, on the date which is fourteen (14) days after the expiration of the Investigation Period, or such other date as the parties may agree to in writing (the “Closing Deadline”). If Purchaser provides Seller with a timely Title Defect Notice pursuant to Section 5C above, and the Closing Deadline is scheduled to occur prior to the end of Seller’s ten (10) day response period, then the Closing Deadline shall automatically be extended to occur fourteen (14) days from the date that Purchaser provides Seller with its Title Defect Notice. At Closing, Seller shall make the Seller Deliveries described herein and Purchaser shall make the Purchaser Deliveries described herein.

8. Seller’s Closing Deliveries. At the Closing, Seller shall deliver to Title Company for delivery to Purchaser, the following items:

A. A Covenant Deed (the “Deed”) conveying to Purchaser title to the Property, subject only to the Permitted Exceptions, executed and acknowledged by Seller in recordable form, along with a Real Estate Transfer Tax Valuation Affidavit.

B. An affidavit of ownership as is acceptable to Seller in its commercially reasonable discretion and as the Title Company may reasonably require to remove its standard printed exceptions from the Title Insurance Policy relating to, among other things, construction liens and rights of parties in possession, but not with respect to matters of survey.

C. Authority documents as the Title Company may require.

D. A ‘marked-up’ Title Commitment or pro forma and title instruction letter for a Title Insurance Policy dated as of the later of the Closing and recording of the Deed, issued by the Title Company in the amount of the Purchase Price, showing fee simple title to the Property in Purchaser, subject only to the Permitted Exceptions, with the requirements to issuance and standard exceptions deleted (except for those exceptions related to survey in the event the Purchaser fails to furnish the Title Company with a sufficient Survey).

E. A certificate in such form as may be required by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying as to the non‑foreign status of a transferor.

F. A general assignment, assigning any interest of Seller in and to the Property items listed in Sections 1(a) hereof, which general assignment shall be made without any representation or warranty.

G. A bill of sale with respect to the Personal Property, which bill of sale shall be made with representations and warranties as to ownership and absence of liens (provided, however, Seller’s representations and warranties as to ownership of the Qiagen QIAsymphony and Illumina MiSeq equipment may be qualified as applicable).

H. Such other documents, including a signed closing statement, as are necessary and appropriate for the consummation of this transaction by Seller.

9. Purchaser’s Closing Deliveries. At the Closing, Purchaser shall deliver to the Title Company for delivery to Seller, the following items:

A. The Purchase Price adjusted by the Deposit and other credits and debits as set forth on the closing statement to be prepared by Title Company.

B. A certificate certifying that all of Purchaser’s representations and warranties contained in this Agreement are true and correct.

C. Such other documents, including a signed closing statement, as are necessary and appropriate for the consummation of this transaction by Purchaser.

10. Closing Costs and Prorations. Seller shall pay (i) all transfer and/or conveyance taxes assessed in connection with the Closing, (ii) the base premium for the Title Insurance Policy (excluding costs related to removal of the standard exceptions which require a Survey for their removal), (iii) one half of the Title Company's closing fee in connection with this transaction and (iv) all costs related to Seller’s professionals and consultants. Purchaser shall pay (A) all recording costs for recordation of the Deed, (B) all costs and expenses associated with Purchaser’s inspections conducted pursuant to this Agreement and Purchaser’s professionals and consultants, (C) any endorsements issued with the Title Insurance Policy (except for those used by Seller to cure any title objections), (D) the cost of the Survey, if any, and (E) one half of the Title Company’s closing fee connection with this transaction.

Seller shall be responsible for and will pay at or prior to Closing all ad valorem property taxes and installments of special assessments that are due and payable prior to Closing. Current ad valorem property taxes and installments of special assessments shall be prorated as of the date of Closing on a due date basis.

All utilities should be apportioned based on final meter readings and final invoices as of the date of Closing. Seller shall request each utility serving the Property to render a final bill as of Closing so that utility charges may be separately billed for the periods before and after Closing. In the event that Seller is unable to obtain final meter readings for water as of the Closing Date, then Seller agrees to place funds in escrow with the Title Company pursuant to a customary water escrow agreement (the amount of such escrow to be satisfactory to the parties based upon the historical water bills). Utility accounts, are to be closed or transfer to Purchaser as of the date of Closing, with Seller responsible for all charges prior to the date of Closing.

Other regular and customary costs and expenses related to the Property shall also be prorated based on the date of Closing. To the extent appropriate for the adjustment of the foregoing amounts to achieve the requirements of this Section, the terms of this Section shall survive Closing.

11. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser, which representations and warranties shall survive Closing for a period of 90 days, that as of the date hereof, and on the date of Closing:

A. Seller has the right, power and authority to enter into this Agreement and to sell the Property in accordance with the terms hereof. Seller has the right, power and authority to enter into all of the agreements, assignments and other documents contemplated by this Agreement. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller's behalf and to bind Seller thereto.

B. There are no leases, agreements, rights of first refusal, rights of first offer, options or other instruments or agreements in effect with respect to the Property to which Seller is a party.

C. There are no service agreements, contracts, agreements, obligations, or other rights of third parties affecting any portion of the Property that will not terminate at Closing.

D. The execution and delivery of, and the performance of all obligations under this Agreement by Seller do not and will not require any consent or approval of any person or entity, and do not and will not result in a breach of any agreement or instrument to which Seller is a party or to which any portion of the Property is subject.

E. There is no litigation, proceeding or investigation pending or, to Seller’s knowledge, threatened against or involving Seller or any portion of the Property.

F. Seller has not received written notice that the Property or any portion thereof is situated, used, or operated in violation of any law, court order, regulation, ordinance or requirement of any city, county, state or federal governmental authority.

G. No property tax appeals are pending with respect to all or any part of the Property.

H. Seller has not made any commitments to any governmental authority, utility company, school board, homeowners association or other organization which would impose an obligation on Purchaser or its successors or assigns to make any contributions or dedications of money or land or to Seller’s knowledge to construct, install or maintain any improvements of a public or private nature on or off the Property, and no governmental authority has imposed any requirement that any developer of the Property pay directly or indirectly any special fees, charges or contributions (including impact fees) in connection with the development of the Property.

I. Subject to information or matters disclosed in the Phase I Environmental Assessment, the Phase II Environmental Assessment (if obtained) and the Existing Environmental Report (defined in Exhibit C), to Seller’s actual current knowledge: (i) there are no Hazardous Materials situated upon or buried in the Land, and (ii) neither Seller nor any user nor its or their respective agents or employees, or any prior owner or occupant of the Property are in violation of any Environmental Laws.

For the purposes of this Agreement, “Hazardous Materials” shall include, but shall not be limited to, chemical waste, toxic or hazardous substances, chemicals or wastes, solid waste and any other substances or materials regulated by any Environmental Laws, and shall include substances defined as “hazardous substances” or “toxic substances” in CERCLA, RCRA (as such acronyms are defined below), the Hazardous Materials Transportation Act and those substances defined as hazardous or contaminated waste in any federal, state or local laws and the regulations adopted and publications promulgated pursuant to said laws. For purposes of this Agreement the term “Environmental Laws” shall mean and include any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any federal, state or local governmental authority existing as of the date hereof pertaining to health, air or water quality, hazardous substances, hazardous waste, waste disposal, air emissions or the environment, and relating to the Property, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (“CERCLA”), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, (“RCRA”), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended. Likewise, the terms “hazardous substance”, “release” and “threatened release” shall have the meanings specified in CERCLA and the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA; provided that, to the extent the laws of the state where the Property is located establish a meaning for “hazardous substance”, “release”, “solid waste” or “disposal” which is broader than that currently specified in CERCLA or RCRA, such broader meaning shall apply with regard to the Property.

The continuing truth and correctness of the foregoing representations and warranties shall be conditions precedent to Purchaser’s obligation to close under this Agreement.

12. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller, which representations and warranties shall survive Closing for a period of 90 days, that as of the date hereof, and on the date of Closing:

A. Purchaser has the full power and authority to execute, deliver and perform this Agreement and all of Purchaser’s obligations under this Agreement; and

B. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.

The continuing truth and correctness of the foregoing representations and warranties shall be conditions precedent to Seller’s obligation to close under this Agreement.

13. Indemnification.

A. Seller agrees to indemnify and hold Purchaser harmless from and against any and all liabilities, claims, demands, and expenses, of any kind or nature, including but not limited to, all expenses related thereto, including, without limitation, court costs and attorney’s fees for matters arising from or related to the inaccuracy or breach of any of Seller’s representations and warranties in Section 11 hereof up to an amount not to exceed $275,000.00, provided, however, such cap shall not apply in instances of fraud.

B. Purchaser agrees to indemnify and hold Seller harmless from and against any and all liabilities, claims, demands, and expenses, of any kind or nature, including but not limited to, all expenses related thereto, including, without limitation, court costs and attorney’s fees for matters arising from or related to the inaccuracy or breach of any of Purchaser’s representations and warranties in Section 12 hereof up to an amount not to exceed $275,000.00, provided, however, such cap shall not apply in instances of fraud.

C. In the event either party hereto receives notice of a claim or demand for which the other party may be entitled to indemnification pursuant to this Section, such party shall promptly give notice thereof to the other party. The indemnifying party shall immediately take such measures as may be reasonably required to properly and effectively defend such claim, and may defend same with counsel of its own choosing and approved by the other party (which approval shall not be unreasonably withheld or delayed). In the event the indemnifying party refuses to defend such claim or fails to properly and effectively defend such claim, then the other party may defend such claim with counsel of its own choosing at the expense of the indemnifying party. In such event, the indemnified party may settle such claim without the consent of the indemnifying party. It is expressly stipulated, covenanted, and agreed that the provisions of this Section shall survive the Closing for a period of 90 days (provided, however, representations and warranties that are the basis for claims asserted under this Agreement prior to the expiration of said ninety (90) day period shall also survive until the final resolution of those claims).

14. Condemnation; Casualty. Purchaser shall have the right to terminate this Agreement if any part of the Property is destroyed without fault of Purchaser or any part of the Property is taken or is threatened to be taken by eminent domain. Purchaser shall give written notice of Purchaser’s election to terminate this Agreement within ten (10) business days after Purchaser receives written notice from Seller of any such damage or threatened condemnation. In the event of such a termination by Purchaser, the Title Company shall promptly refund to Purchaser the Deposit, at Seller’s direction, Purchaser shall return or destroy the Property Information, and the rights and obligations of the parties hereunder shall terminate, with the exception of those rights and obligations that are expressly intended to survive termination of this Agreement. If Purchaser does not elect to so terminate this Agreement, (i) in the case of a condemnation or taking, the Purchase Price shall not be reduced, and at Closing Seller shall assign to Purchaser all rights to any condemnation award, and (ii) in the case of a casualty, Seller shall turn over to Purchaser on the date of Closing all casualty insurance proceeds collected by Seller on account of said casualty, plus Seller’s deductible or other self-insured amount, and to the extent such proceeds are not so collected, assign to Purchaser the right to receive and settle same.

15. Default and Remedies.

A. Purchaser’s Default; Seller’s Remedy. If, prior to Closing, Purchaser breaches this Agreement and such default continues for ten (10) days after written notice thereof from Seller to Purchaser without cure by Purchaser (except such notice and cure period shall not apply to a failure to close), then Seller may terminate this Agreement by written notice thereof to Purchaser and the Deposit shall promptly be paid to Seller as liquidated damages, as Seller’s sole and exclusive remedy, and upon payment to Seller of the Deposit, this Agreement and all rights and obligations of the parties shall terminate, with the exception of those rights and obligations that are expressly intended to survive termination of this Agreement. The parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Seller as a result of Purchaser’s failure to complete the purchase of the Property and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this Section represents a reasonable estimate of the damages which Seller will incur as a result of such failure. The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Seller. Except with respect to a breach of any of Purchaser’s representations or warranties under Section 12 hereof or any other obligations of Purchaser that expressly survive termination of this Agreement, Seller hereby unconditionally and irrevocably waives, to the greatest extent permitted by law, any claim for monetary damages against Purchaser arising out of a default by Purchaser hereunder, which waiver will survive the termination of this Agreement.

B. Seller’s Default; Purchaser’s Remedies. If, prior to Closing, Seller breaches this Agreement and such default continues for ten (10) days after written notice from Purchaser to Seller thereof (except such notice and cure period shall not apply to a failure to close) then Purchaser shall, as its sole remedy, have the right to either (i) terminate this Agreement by written notice thereof to Seller, in which event Purchaser shall (A) receive a refund of the Deposit, (B) upon Seller’s direction, return or destroy the Property Information, and (C) neither party shall have any further liability under this Agreement except for liability which expressly survives termination as provided herein, or (ii) seek specific performance of Seller’s obligations hereunder and to recover its attorneys’ fees and costs as set forth in paragraph C hereof, except that in the event the remedy of specific performance is not available to Purchaser due to Seller’s fraud, Purchaser shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Purchaser at law or in equity on account of Seller’s breach. Except with respect to a breach of any of Seller’s representations or warranties under Section 11 or in the Deed or other documents delivered by Seller at Closing, or any Surviving Purchaser Claims, Purchaser hereby unconditionally and irrevocably waives, to the greatest extent permitted by law, any claim for monetary damages against Seller arising out of a default by Seller hereunder, which waiver will survive the termination of this Agreement. Notwithstanding anything to the contrary contained herein, in the event Purchaser has not commenced an action for specific performance pursuant to the foregoing subclause (ii) within sixty (60) days after the date of Seller’s default, Purchaser shall be deemed to have waived its right to pursue and obtain specific performance pursuant to such foregoing subclause (ii).

As used in this Agreement, the “Surviving Purchaser Claims” shall mean any and all claims, expenses, losses, costs, damages and liabilities suffered by Purchaser after the date of Closing, as a result of, on account of or arising from Seller’s fraud.

C. Attorneys’ Fees. The prevailing party in any legal proceeding brought under or with relation to this Agreement or transaction shall be entitled to recover court costs, reasonable attorneys' fees and all other litigation expenses from the non‑prevailing party.

16. Assignment of Agreement. Purchaser shall not assign this Agreement or its rights hereunder without the prior written consent of Seller, which consent may be withheld in its sole discretion. Notwithstanding the foregoing, Purchaser shall have the right to assign its rights in this Agreement, without Seller’s consent, to an affiliate of Purchaser that is owned, in whole or in majority part, and controlled by Purchaser or Purchaser’s principal owners. Notwithstanding any assignment, Purchaser shall not be released from any, and Purchaser shall cause all, of its obligations hereunder to be performed. Purchaser shall provide Seller not less than three (3) business days’ notice of any such assignment, such notice to include the name and signature block of the assignee and reasonable evidence of the relationship of Purchaser to such assignee.

17. AS-IS. Purchaser acknowledges that, with the exception of the representations and warranties of Seller set forth in Section 11 above and in the Deed and other documents delivered by Seller with Closing, Seller (i) has made no representations or warranties whatever with respect to the Property, (ii) specifically disclaims any and all express and implied representations and warranties with respect to the Property, including without limitation, any representations with respect to the physical or environmental condition of the Property, the construction of the improvements located thereon, the fitness of the Property for a particular purpose, or whether the Property complies with any laws, and (iii) the inspection, due diligence and investigation rights set forth herein are sufficient to enable Purchaser to inspect the Property to determine that they are satisfactory to Purchaser. Accordingly, except for any the representations and warranties of Seller set forth in Section 11 above and in the Deed and other documents delivered by Seller with Closing, Purchaser is acquiring the Property in its “as is” “where is” condition, with all faults.

18. Miscellaneous.

A. TIME IS OF THE ESSENCE OF THIS AGREEMENT.

B. This Agreement shall be governed by and construed under the laws of the state in which the Property is located.

C. This Agreement may be executed in any number of counterparts, each of which, when taken together, shall be deemed to be one and the same instrument. Executed copies of this Agreement may be delivered between the parties via electronic mail.

D. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof.

E. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the conveyance of the Property and all other matters contained herein and constitutes the sole and entire agreement between Seller and Purchaser with respect thereto. This Agreement may not be modified or amended unless such amendment is set forth in writing and signed by both Seller and Purchaser. Failure by Purchaser or Seller to insist upon or enforce any of its rights under this Agreement shall not constitute a waiver thereof. The terms, conditions, provisions, agreements, representations and warranties contained in this Agreement shall not merge into the Deed and shall survive the Closing as set forth herein.

F. All notices, payments, demands or requests required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given or served and shall be immediately effective upon personal delivery, or upon sending of an e-mail, or upon the second (2nd)

business day after being deposited in the United States mail, postpaid and registered or certified with return receipt requested; or when sent by private courier service for same‑day delivery or one day after being sent by private courier service for next‑day delivery. The time period in which a response to any notice, demand or request must be given shall commence on the date of receipt by the addressee thereof. Rejection or other refusal to accept delivery or inability to deliver because of changed address, of which no notice has been given, shall constitute receipt of the notice, demand or request sent. Any such notice, demand or request shall be sent to the respective addresses set forth below:

To Seller:

Eric d’Esparbes

Biora Therapeutics, Inc.

4330 La Jolla Village Drive, # 300

San Diego, California 92122

With Copy to:

Honigman, LLP

c/o J. Patrick Lennon

650 Trade Centre Way

Suite 200

Kalamazoo, Michigan 49002

(269) 337-7712

lennon@honigman.com

To Purchaser:

LynxDx, Inc.

120 W Main St STE 300,

Northville MI 48167

Attn: Steve Riggs

steve@lynxdx.com

With Copy to:

Bodman PLC

c/o Kelly Lockman

1901 St. Antoine Street

Sixth Floor at Ford Field

Detroit, Michigan 48226

klockman@bodmanlaw.com

Any notice under this Agreement may be given by an attorney of the respective party.

G. This Agreement shall inure to the benefit of and bind the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

H. If any date of performance hereunder falls on a Saturday, Sunday or legal holiday, such date of performance shall be deferred to the next day which is not a Saturday, Sunday or legal holiday.

I. In case one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision is severed and deleted from this Agreement.

J. With the exception of Colliers International who shall be paid in full for all compensation and expenses by Seller, Seller and Purchaser shall be responsible for any compensation owing to any broker or consultant that they created in connection with the transaction contemplated by this Agreement and the party creating any such obligation agrees to indemnify and hold the other party harmless against any and all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and costs of litigation) that the other party shall ever suffer or incur because of any claim by any such broker or consultant. These obligations will survive closing or termination of this Agreement.

K. If either party wishes to include the transaction contemplated by this Agreement in a Section 1031 like kind exchange transaction, that party shall give the other party written notice of that intention. The other party shall cooperate with the party that wishes to undertake a Section 1031 transaction, at no cost to the other party. The other party will not be required to take title to any other property that is included in the Section 1031 transaction or to delay the closing of the transaction contemplated by this Agreement in order to accommodate the Section 1031 transaction.

19. Intentionally Deleted.

20. No Sale of Business; No Successor Liability. The parties acknowledge that this transaction contemplates only the sale and purchase of the Property and that Seller is not selling a business nor do the parties intend that Purchaser be deemed a successor of Seller with respect to any liabilities of Seller to any third party. The provisions of this Section shall survive Closing.

21. Operation of Property Prior to Closing. Until the earlier of the Closing or the termination of this Agreement, Seller shall: (a) not take any action outside the ordinary course of business or create or allow to be created any easement, mortgage, lien, security interest, encumbrance or other interest in the Property or take any action which may adversely affect the Property, Seller’s title to the Property, Seller’s ability to comply with the terms of this Agreement or cause any material change in the Property; (b) insure the Property in the ordinary course of business; (c) promptly comply and furnish Purchaser with a copy of any and all notices of violation of laws or municipal ordinances, regulations, orders or requirements of departments of housing, building, fire, labor, health, or other state, or municipal departments or other governmental authorities having jurisdiction over the Property or the use or operation thereof; (d) promptly disclose in writing to Purchaser any change in any facts or circumstances which would make any of the representations or warranties in Section 11 inaccurate or false to the detriment of Purchaser; (e) pay and perform all of its obligations under or with respect to the Permitted Exceptions, pay, or cause to be paid, all contractors, laborers, materialmen and all other involved in the construction of the Property, and cause all liens arising out of such work to be discharged by payment, bond or otherwise, in a manner satisfactory to the Purchaser, promptly after the filing of any such liens; (f) not construct any improvements on the Property or undertake any activities that would result in a construction lien; and (g) not enter into any lease or occupancy agreement with respect to all or any part of the Property, without Purchaser’s prior written consent. Seller’s compliance with this Section shall be a condition to Purchaser’s obligation to close under this Agreement.

22. Intentionally Deleted.

Signatures on following page

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

SELLER:

BIORA THERAPEUTICS, INC.,

a Delaware corporation

By:_____________________________

Name: Adi Mohanty

Its: Chief Executive Officer

PURCHASER:

LynxDx, Inc., a Michigan corporation

By:_____________________________

Name: Steve Riggs

Its: President

EXHIBIT “A”

THE PROPERTY

The Land referred to herein below is situated in the Township of Pittsfield, County of Washtenaw, State

of Michigan, and is described as follows:

Unit 2 of STATE STREET EXECUTIVE PARK, a Condominium according to the Master Deed recorded in

Liber 4741, Page 401 and First Amendment to Master Deed recorded in Liber 5102, page 841 as amended, and designated as Washtenaw County Condominium Subdivision Plan No. 577, together with rights in the general common elements and the limited common elements as shown on the Master Deed and as described in Act 59 of the Public Acts of 1978, as amended.

EXHIBIT “B”

PERSONAL PROPERTY INFORMATION

Any and all personal property including but not limited to furniture, lab equipment, benches, hoods, the backup generator, all refrigeration and freezer units, the Illumina MiSeq and the 5 Qiagen Symphonies in the building as of the signing of the Letter of Intent entered into by and between the parties dated September 19, 2023 shall remain in the building and be conveyed to the Purchaser at closing for the sum of $1.00 and other good and valuable consideration.

EXHIBIT C

Property Information

Phase I Environmental Site Assessment prepared by PM Environmental Inc. dated February 16, 2022 (the “Existing Environmental Report”).